P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated September 30, 1999)



                                20,000,000 Shares

                            [LOGO] SOVEREIGN BANCORP

                                  Common Stock


         The common stock is quoted on the Nasdaq National Market under the symbol "SVRN".

                            -------------------------

         Investing in the common stock involves certain risks. See "Risk Factors" beginning on page S-6.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Sovereign Bancorp, Inc., and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

                            -------------------------

         The underwriter will purchase the common stock from Sovereign at a price of $7.50 per share resulting in $150,000,000 aggregate net proceeds to Sovereign.

         The underwriter may offer the common stock in transactions on the Nasdaq National Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See "Underwriting."

         The underwriter expects to deliver the shares against payment in New York, New York on February 9, 2001.



                              SALOMON SMITH BARNEY
February 5, 2001

         This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock. In this prospectus supplement, "we," "us" and "our" refer to Sovereign Bancorp, Inc. and "Sovereign" collectively refers to Sovereign Bancorp, Inc., Sovereign Bank and their other subsidiaries.

         You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                                TABLE OF CONTENTS
                              Prospectus Supplement


                                                                                                          Page
                                                                                                          ----
Forward-Looking Statements..................................................................................S-3
Summary.....................................................................................................S-4
Risk Factors................................................................................................S-6
Use of Proceeds.............................................................................................S-11
Capitalization..............................................................................................S-11
Market Price of Common Stock................................................................................S-12
Dividend Limitations........................................................................................S-13
Underwriting................................................................................................S-14
Legal Matters...............................................................................................S-15
Experts.....................................................................................................S-15

                                              Prospectus

Prospectus Summary...........................................................................................2
Where You Can Find More Information..........................................................................4
Forward-Looking Statements...................................................................................5
Use of Proceeds..............................................................................................6
Our Ratio of Earnings to Fixed Charges.......................................................................6
Description of Common Stock..................................................................................7
Description of Preferred Stock...............................................................................7
Description of Depositary Shares.............................................................................9
Description of Debt Securities..............................................................................12
Description of Warrants.....................................................................................24
Stock Purchase Contracts and Stock Purchase Units...........................................................27
Description of Capital Securities...........................................................................27
Description of Trust Preferred Securities and Trust Guarantees..............................................31
Certain Tax Considerations..................................................................................34
Plan of Distribution........................................................................................34
ERISA Considerations........................................................................................36
Legal Matters...............................................................................................36
Experts.....................................................................................................36

                           FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The presentations, and certain of the other disclosure in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including any statements preceded by, followed by or which include the words "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements.

         These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

         Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

         o the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

         o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

         o   inflation, interest rate, market and monetary fluctuations;

         o our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire into our operations;

         o our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

         o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

         o   technological changes;

         o   changes in consumer spending and savings habits;

         o   regulatory or judicial proceedings; and

         o   the other risks set forth under "Risk Factors."

         If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

         We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                     SUMMARY

         The following summary contains basic information about this offering. This summary may not contain all of the information which is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus, and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference.

                                  The Offering

Common Stock offered by us:                 20,000,000 shares

Use of proceeds: The net proceeds from the common stock offering will be used, together with other available funds, to repay the Company's senior notes maturing on March 15, 2001

Nasdaq National Market symbol:              "SVRN"

                               Purpose of Offering

         The purpose of this offering is to provide common equity to us. The offering, the net proceeds of which will be used to repay maturing debt, will enable us to progress toward our goal of building our tangible equity and related leverage ratios to levels which are more in line with those of a bank holding company, while maintaining our capital strength at the bank level. The offering will also have the effect of providing cushions against our regulatory capital requirements at both the holding company and bank levels by reducing the need for dividends or other distributions from the Bank to us to meet our and debt service and dividend requirements.

                             Sovereign Bancorp, Inc.

         We are a Thrift Holding Company. Our principal subsidiary, Sovereign Bank, FSB, is a federally chartered savings bank. Our business consists primarily of attracting deposits from our network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in eastern Pennsylvania, New Jersey, Delaware and New England. As of December 31, 2000, we had consolidated assets of $33.5 billion, deposits of $24.5 billion and stockholders' equity of $1.9 billion.

                                  Risk Factors

         Potential investors should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, potential investors should evaluate the specific factors under "Risk Factors" for risks involved with a purchase of our common stock.

                               Recent Developments
2000 Results

         For the year ended December 31, 2000, we reported unaudited operating earnings of $239.9 million ($1.15 per fully diluted share), cash earnings (operating earnings before amortization of intangible assets and ESOP related expense) of $308.6 million ($1.48 per fully diluted share) and a net loss of $30.2 million ($.13 per fully diluted share). Operating earnings include certain one-time tax benefits and exclude special charges for one-time restructuring and merger-related costs. Restructuring and merger-related costs include organizational restructuring charges, securities losses related to balance sheet restructuring, systems and integration charges related to recent acquisitions, expenses related to a non-solicitation agreement with FleetBoston, and the impact on net interest income and shares outstanding from early issuance of certain debt and equity instruments issued to finance the New England Acquisition. The net impact of the tax benefits and special charges for the year ended December 31, 2000 were $248.8 million after-tax and for the quarter ended December 31, 2000 were $50.7 million after-tax. At December 31, 2000, non-performing loans as a percentage of total assets were 0.54%, and the allowance for loan losses was 1.17% as a percentage of total loans and 143% as a percentage of non-performing loans. Importantly, we repaid and prepaid over $225 million of our indebtedness during 2000.

Senior Credit Facility

                  We have a syndicated senior secured credit facility arranged in December 1999 by Salomon Smith Barney and Lehman Bros. in anticipation of our New England Acquisition. There is presently $350 million outstanding under this facility. In connection with this facility, we agreed, among other things, to maintain a prescribed level of earnings before interest, taxes and amortization of intangibles ("EBITA"), as well as to observe certain other covenants which are EBITA based. We also agreed to apply the entire net proceeds of any offering of our common stock to the prepayment of the facility. At December 31, 2000, we were not in compliance with these EBITA related requirements because, among other things, of expenses related to the non-solicitation covenant included in the restructured agreement which the Bank has with FleetBoston and other special charges we incurred with respect to the New England Acquisition. In February, 2000, FleetBoston and we agreed to restructure certain provisions of our acquisition agreement, which restructuring was not contemplated in December 1999. We recently received waivers of our noncompliance with the EBITA related covenants and, provided we apply the net proceeds of this offering to repay a portion of our senior debt due in March, 2001, of this prepayment requirement, as well.

                                  Risk Factors

         You should carefully consider all information included or incorporated by reference in this prospectus supplement and accompanying prospectus. In particular, you should carefully consider the risks described below before purchasing shares of common stock. These are not the only risks and uncertainties we face. Additional risks and uncertainties which we currently consider immaterial or which are not yet known to us may also impair our financial condition, results of operations or prospects.

         We significantly increased our level of debt in connection with our New England Acquisition and our tangible equity at the holding company level is limited, which could adversely affect our future flexibility.

         In order to finance the New England Acquisition, we incurred a significant amount of debt at the holding company level. This could adversely impact our ability to meet regulatory requirements and to provide capital to Sovereign Bank to meet the Bank's regulatory requirements, respond to economic downturns or cushion a deterioration in the Bank's operating results. This could also adversely affect our ability to finance our growth, repurchase our stock, refinance our outstanding debt, complete acquisitions with cash or debt, or react to certain changes in our operating environment.

         A deterioration in Sovereign Bank's financial condition, results of operations or cash flow could adversely affect our ability to pay principal or interest on our indebtedness and dividends on our common or preferred stock.

         Our only source of cash to pay dividends to our stockholders and make payments on our debt are dividends and other distributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's capital, liquidity, earnings and related regulatory capital and other requirements.

         A significant deterioration in Sovereign Bank's financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to us, which, in turn, would limit our ability to pay our debt service and trust preferred expense or to pay dividends on our equity securities.

         Our holding company structure also restricts the ability of the Bank to provide funds to us and to pay dividends and make debt payments.

         Federal banking laws, regulations and policies also limit Sovereign Bank's ability to pay dividends and make other distributions to us. Sovereign Bank must obtain prior OTS approval to declare a dividend or make any other capital distribution if, after such dividend or distribution, Sovereign Bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, Sovereign Bank would not meet capital levels imposed by the OTS in connection with any order, including the OTS order applicable to the New England

Acquisition, as amended (the "OTS Order"), or if Sovereign Bank is not adequately capitalized at the time. In addition, OTS prior approval would be required if Sovereign Bank's examination or CRA ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to us. The Office of Thrift Supervision may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors. Thus, a significant deterioration of Sovereign Bank's capital, earnings or cash flow could limit or prevent Sovereign Bank from paying cash dividends to us which, in turn, would limit our ability to pay our debt service, pay trust preferred expense or pay dividends on our equity securities.

         Our indebtedness places restrictions on us which may limit our operating flexibility and our ability to pay dividends.

         The debt we incurred in connection with the New England Acquisition imposes material restrictions on us. These restrictions may limit us in engaging in certain transactions, including the following:

         o   certain types of mergers or consolidations;

         o   paying dividends or other distributions to our stockholders;

         o   making investments;

         o   selling assets;

         o   repurchasing our common stock;

         o   borrowing additional money;

         o   transactions with affiliates; and

         o   granting liens.

         These restrictions could limit our ability to obtain additional debt to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment. Certain of our indebtedness - our syndicated credit facility - also requires us to observe a number of financial covenants, the breach of which, absent waiver or amendment, could have a material adverse effect on us, and is also secured by a pledge of Sovereign Bank's stock. This means that our ability to pledge the stock of Sovereign Bank to secure other obligations is limited. The stock of Sovereign Bank is also pledged to secure an additional $240 million of presently outstanding senior debt due March 15, 2001.

         An economic downturn may lead to a deterioration in our asset quality and adversely affect our earnings and cash flow.

         Our business faces various material risks, including credit risk and the risk that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.

         Changing interest rates may adversely affect our profits.

         To be profitable, we must earn more money from interest on loans and investments we make than the interest we pay to our depositors and lenders and cover the cost of our operations. If interest rates rise, our net interest income could be negatively affected if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities. This would cause our net income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities. If interest rates decline, however, our loans and investments may be prepaid earlier than expected, which may also lower our income. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

         We experience intense competition for loans and deposits.

         Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of the price at which products are offered, and on customer service. A number of institutions with which we compete have greater assets and capital than we do and, thus, are better able to compete on the basis of price than we are.

         We are subject to substantial regulation which could adversely affect our business and operations.

         As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes, regulations and policies to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us. The OTS Order contains conditions which require us to meet and maintain various capital ratios and liquidity at both the holding company and bank levels. Failure to meet these requirements could have a material adverse effect on us and the Bank, absent waiver or amendment. In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies is different. In addition, recent legislative proposals contemplate a transfer of jurisdiction over holding companies of savings and loan associations from the Office of Thrift Supervision to the Federal Reserve Board, which could elect to impose bank holding company regulations on us. If we were presently subject to the regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities in the future would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted. The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on us and Sovereign Bank.

         Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans, 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less that $1 million, while a large commercial loan is anything larger than that. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of our interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations, requiring us either to reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income.

         We may need to attract additional management.

         We have historically maintained a flat management structure. Although we attracted and retained key, experienced management in connection with the New England Acquisition, we may need to attract and retain additional management to successfully operate the integrated company. The failure to do so could adversely affect our ability to effectively manage our larger and more diverse bank.

         Increased commercial lending could adversely affect our credit quality and operating results.

         Commercial loans present a higher degree of credit risk than residential mortgage loans and result in a higher level of charge-offs and loan loss reserves. Our commercial loan portfolio as a percentage of total loans has grown from 7.9% at December 31, 1994 to 36% at December 31, 2000. A downturn in the national economy or in one or more of the regional economies we serve could have a material adverse effect on our credit quality and litigation expense, and therefore our earnings.

         Provisions under Pennsylvania law, in our charter documents and other laws and regulations applicable to us may make it harder for others to obtain control of Sovereign even though some stockholders might consider such a development favorable.

         Our shareholder rights plan, provisions of our amended and restated articles of incorporation, applicable provisions of Pennsylvania law and the Savings and Loan Holding Company Act and the regulations promulgated thereunder may delay, inhibit or prevent someone from gaining control of Sovereign through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable. See "Description of Capital Securities - Shareholder Rights Plan" and "Special Charter and Pennsylvania Corporate Law Provisions" in the accompanying prospectus.

                                 Use of Proceeds

         We expect that the net proceeds of this offering (approximately $149 million), together with other available funds, will be used to repay $240 million of senior debt maturing on March 15, 2001. We are presently considering issuing $100-$150 million of 2-5 year senior notes to provide the additional funds necessary to repay this debt and for general corporate purposes. Pending permanent deployment, we intend to invest the net proceeds of this offering in short term, liquid assets.

                                 Capitalization

         The following table sets forth our consolidated capitalization at September 30, 2000 and as adjusted to give effect to the issuance and sale of the shares of common stock offered hereby and the use of the net proceeds therefrom as described under "Use of Proceeds". The table does not give effect to the possible issuance of $100-$150 million of senior notes. The table should be read in conjunction with our consolidated financial statements and the accompanying notes thereto incorporated by reference in the Prospectus.


                                                                              As of September 30, 2000

                                                                                                As Adjusted for
                                                                                                 Common Stock
                                                                         Actual                     Offering
                                                                         ------                   -----------
                                                                               (dollars in thousands)
Long-Term Debt
   Senior credit facility..............................              $     350,000               $      350,000
   10.25% senior notes.................................                    200,000                      200,000
   10.50% senior notes.................................                    500,000                      500,000
   6.625% senior notes.................................                    239,843                       90,843
   8.00% subordinated medium-term notes................                     49,956                       49,956
   8.50% subordinated debentures.......................                     19,990                       19,990
                                                                       -----------                  -----------
     Total long-term debt..............................                  1,359,789                    1,210,789

Mandatorily redeemable capital securities ("Trust Preferred
Securities") and other minority interests in subsidiaries
                                                                           455,491                      455,491

Stockholders' Equity
   Preferred stock; 7,500,000 shares authorized;
     none issued and outstanding, actual, and
     adjusted                                                                    _                            _
Common stock, no par value; 400,000,000
     shares authorized; 231,318,004 shares
     issued, actual; 251,318,004 shares issued,
     as adjusted.......................................                  1,258,137                    1,407,137
Warrants                                                                    91,500                       91,500
Unallocated common stock held by ESOP;
   4,856,254 shares....................................                    (36,295)                     (36,295)
Treasury stock, at cost; 406,606 shares................                     (3,695)                      (3,695)
Accumulated other comprehensive income.................                    (90,700)                     (90,700)
Retained earnings......................................                    683,223                      683,223
                                                                     -------------                -------------
   Total stockholders' equity..........................                  1,902,170                    2,051,170
                                                                      ------------                 ------------
   Total capitalization................................               $  3,717,450                 $  3,717,450
                                                                      ============                 ============

----------

         Federal law requires institutions regulated by the Office of Thrift Supervision to have a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets, and a risk-based capital ratio equal to 8%. Federal law also requires OTS regulated institutions to have a minimum tangible capital ratio equal to 2% of total tangible assets. The OTS Order requires Sovereign Bank to be "Well Capitalized" and also to meet certain other capital ratio requirements and other conditions. Sovereign's various agreements with its lenders also require it to cause Sovereign Bank to be "Well Capitalized" at all times and in compliance with all regulatory requirements. To be "Well Capitalized" under its regulatory requirements and agreements with its lenders, Sovereign Bank must maintain a Tier 1 Leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of 6% and total risk based capital of 10%. As of December 31, 2000, Sovereign Bank was classified as well-capitalized and in compliance with the conditions and capital requirements discussed above. Management expects that Sovereign Bank will continue to be classified as well-capitalized and in compliance with such capital requirements and conditions. Although OTS capital regulations do not apply to savings and loan holding companies, the OTS Order requires Sovereign Bancorp to maintain certain Tier 1 capital levels. We are presently in compliance with this requirement and expect to remain as such.

                          Market Price of Common Stock

         The common stock is listed and traded on the Nasdaq National Market under the symbol "SVRN." As of December 31, 2000, there were 231.5 million shares of common stock issued and outstanding. The following table sets forth the high and low closing sale price per share of the common stock, as reported by the Nasdaq National Market for the quarters indicated, as well as the cash dividends per share of common stock declared by us for the periods indicated.

                                                                                        DIVIDEND DECLARED
                                                                  HIGH         LOW      PER COMMON SHARE
                                                                  ----         ---      ----------------
2000
First quarter.............................................         $7.91       $6.69        $0.025
Second quarter............................................          8.00        6.44         0.025
Third quarter.............................................          9.88        7.03         0.025
Fourth quarter............................................          9.47        6.78         0.025

1999
First quarter.............................................        $14.56      $11.94        $0.025
Second quarter............................................         17.50       11.63         0.025
Third quarter.............................................         12.88        9.09         0.025
Fourth quarter............................................          9.36        7.19         0.025

         The closing stock price for shares of our common stock, as reported by the Nasdaq National Market on February 5, 2001 was $9.1562 per share.

         Our board of directors has declared a quarterly dividend of $.025 per share on the common stock payable February 15, 2001, to stockholders of record as of January 31, 2001.

                              Dividend Limitations

         The holders of our common stock share ratably in dividends when and if declared by the board of directors from legally available funds. Declaration and payment of cash dividends by us depends upon dividend payments by Sovereign Bank, which are almost our sole source of revenue and cash flow. We are a legal entity separate and distinct from Sovereign Bank and our other subsidiaries. Accordingly, our right, and consequently the right of our creditors and stockholders, to participate in any distribution of the assets or earnings of Sovereign Bank and our other subsidiaries upon any liquidation, receivership or reorganization will be subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized. The payment of dividends by the Bank to us could also be limited by the requirements of our agreements with our lenders.

         OTS regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

         Sovereign Bank must obtain prior OTS approval to declare a dividend or make any other capital distribution if, after such dividend or distribution, Sovereign Bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, Sovereign Bank would not meet capital levels imposed by the OTS in connection with any order, including the OTS Order, or if Sovereign Bank is not adequately capitalized at the time. In addition, OTS prior approval would be required if Sovereign Bank's examination or CRA ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to us.

         Sovereign Bank cannot pay dividends on its capital stock or repurchase shares of its stock if its stockholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements.

                                  Underwriting

         Subject to the terms and conditions stated in the underwriting agreement dated February 6, 2000, Salomon Smith Barney Inc., acting as underwriter for the offering, has agreed to purchase all of the shares in the offering.

         The underwriting agreement provides that the obligations of Salomon Smith Barney to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. Salomon Smith Barney is obligated to purchase all the shares if they purchase any of the shares.

         Salomon Smith Barney proposes to offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq National Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Salomon Smith Barney may be deemed to have received compensation in the form of underwriting discounts. Salomon Smith Barney may effect such transactions by selling shares of the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Salomon Smith Barney and/or purchasers or shares of common stock for whom they may act as agents or to whom they may sell as principal.

         Salomon Smith Barney may allow a concession not to exceed $0.07 per share on sales to other dealers.

         We, our officers and directors have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

         In connection with the offering, Salomon Smith Barney may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by Salomon Smith Barney of a greater number of shares than it is required to purchase in the offering. Salomon Smith Barney does not have an option to purchase additional shares from us, and any short sales by Salomon Smith Barney will therefore be "naked" short sales. Salomon Smith Barney must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if Salomon Smith Barney is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

         We estimate that our total expenses of this offering will be approximately $1,000,000.

         Salomon Smith Barney has performed certain investment banking and advisory services for us and Sovereign Bank from time to time for which they have received customary fees and expenses. Salomon Smith Barney may, from time to time, engage in transactions with and perform services for us and Sovereign Bank in the ordinary course of their business.

         We have agreed to indemnify Salomon Smith Barney against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Salomon Smith Barney may be required to make in respect of any of those liabilities.

                                  Legal Matters

         The validity of the common stock will be passed upon for Sovereign by Stevens & Lee, Philadelphia, Pennsylvania. Salomon Smith Barney has been represented by Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York.

                                     Experts

         The consolidated financial statements of Sovereign Bancorp, at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1997, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

PROSPECTUS


                                 $2,000,000,000


                                [GRAPHIC OMITTED]


May Offer --

                                 Common Stock
                             Common Stock Warrants
                                Preferred Stock
                           Preferred Stock Warrants
                               Depositary Shares
                                Debt Securities
                                 Debt Warrants
                           Stock Purchase Contracts
                             Stock Purchase Units
                               ----------------
                                  The Trusts
May Offer --
                          Trust Preferred Securities
                               ----------------
     Sovereign Bancorp and, in the case of the trust preferred securities, the applicable Trust, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.


   Sovereign Bancorp or the Trusts may use this prospectus to offer up to
                               $2,000,000,000 of securities.


   Sovereign Bancorp common stock is quoted on the Nasdaq National Market under the symbol "SVRN".
                               ----------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                               ----------------
September 30, 1999

                              PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Sovereign Bancorp and the Trusts (collectively, the "Registrants") and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information on Sovereign Bancorp, Sovereign Bank and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

   o this prospectus, which explains the general terms of the securities that Sovereign Bancorp and the Trusts may offer;

   o the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

   o the documents referred to in "Where You Can Find More Information" for information about Sovereign Bancorp, including its financial statements.


                            SOVEREIGN BANCORP, INC.

     Sovereign Bancorp is a Pennsylvania business corporation and the holding company for Sovereign Bank, a federal savings bank. As of June 30, 1999, Sovereign Bancorp had total consolidated assets, deposits and shareholders' equity of approximately $24.6 billion, $12.2 billion and $1.4 billion, respectively.

     Sovereign Bancorp conducts its operations principally through its subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 305 community banking offices, and originating commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Sovereign Bank's mortgage banking division also originates loans through, provides financing to, and acquires loans from, mortgage companies and other originators of loans across the nation. Sovereign Bank's vehicle finance division provides direct and indirect automobile loans and commercial loans (primarily dealer floor planning) in New England, as well as in New York, Pennsylvania, New Jersey and Delaware. Most of Sovereign Bank's community banking offices are located in north central and eastern Pennsylvania, New Jersey and northern Delaware. In terms of assets, Sovereign Bancorp is the third largest bank or thrift holding company headquartered in Pennsylvania, and one of the 50 largest in the United States.

     Sovereign Bancorp's principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 557-4630.


                  THE SECURITIES SOVEREIGN BANCORP MAY OFFER

   Sovereign Bancorp may use this prospectus to offer up to $2,000,000,000 of:


     o common stock;

     o common stock warrants;

     o preferred stock;

     o preferred stock warrants;

     o depositary shares;

     o debt securities;

     o debt warrants;

     o stock purchase contracts; and

     o stock purchase units.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.


                                  THE TRUSTS

     Each Trust is a statutory business trust formed under Delaware law pursuant to a separate Declaration of Trust (a "Declaration") executed by Sovereign Bancorp, as sponsor for such Trust, and the trustees of such Trust and the filing of a Certificate of Trust with the Delaware Secretary of State.

     Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

     o issuing the trust preferred securities;

     o investing the gross proceeds of the sale of the trust preferred securities in a specific series of subordinated debt securities; and

     o engaging in only those other activities necessary or incidental thereto.


     All of the trust common securities will be owned by Sovereign Bancorp. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

     Sovereign Bancorp will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such Trust. At least one of the trustees of each Trust will be a person who is an employee or officer of or who is affiliated with Sovereign Bancorp (a "Regular Trustee"). One trustee of each Trust will be a financial institution that is not affiliated with Sovereign Bancorp, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as amended, pursuant to the terms set forth in a prospectus supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or being an individual resident of, the State of Delaware. Sovereign Bancorp will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the Property Trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 103 Foulk Road, Suite 200, Wilmington, Delaware 19803.


                      THE SECURITIES THE TRUSTS MAY OFFER

     Each Trust may use this prospectus to offer up to $2,000,000,000 of trust preferred securities.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, the Registrants have filed a joint registration statement (No. 333-86961) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Sovereign Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Sovereign Bancorp files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Sovereign Bancorp to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Sovereign Bancorp files later with the SEC will automatically update and supersede, as relevant, information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Sovereign Bancorp incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date Sovereign Bancorp stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents:

   o Amended Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on June 1, 1999;

   o Amended Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on June 1, 1999;

   o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

   o Current Reports on Form 8-K, filed with the SEC on March 19, 1999, April 16, 1999 and September 10, 1999 (as amended by Form 8-K/A filed September 23, 1999).

   o Registration Statement on Form 8-A, filed with the SEC August 14, 1989, pursuant to which Sovereign Bancorp registered certain stock purchase rights under the Exchange Act, and any amendments or reports filed for the purpose of updating such Registration Statement.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Sovereign Bancorp at the following address:

                           Investor Relations Office
                            Sovereign Bancorp, Inc.
                           1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania 19610
                                (610) 320-8498

                            -----------------------

     No separate financial statements of the Trusts have been included or incorporated by reference herein. Neither the Trusts nor Sovereign Bancorp considers such financial statements material to holders of trust preferred securities because:

   o all of the voting securities of each Trust will be owned, directly or indirectly, by Sovereign Bancorp, a reporting company under the Exchange Act;

   o no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

   o the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by Sovereign Bancorp to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Neither Sovereign Bancorp nor the Trusts have authorized anyone to provide you with different information. Sovereign Bancorp and the Trusts are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.


                          FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, the attached prospectus supplement and the documents incorporated by reference are forward-looking statements.

     These forward-looking statements include statements with respect to the Registrants' beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including:

   o statements relating to Sovereign Bancorp's goals with respect to growth in earnings per share, return on equity, return on assets, overhead efficiency ratio, tier 1 leverage ratio, annualized net charge-offs, dividend pay-out ratio, and fee income as a percentage of total revenue; and

   o statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions.

     These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond the Registrants' control). The following factors, among others, could cause Sovereign Bancorp's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements:

   o the strength of the United States economy in general and the strength of the local economies in which Sovereign Bancorp conducts operations;

   o the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o the timely development of competitive new products and services by Sovereign Bancorp and the acceptance of those products and services by customers;

   o the willingness of customers to substitute competitors' products and services for Sovereign Bancorp's products and services and vice versa;

   o Sovereign Bancorp's success in gaining regulatory approval of products and services, when required;

   o the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

   o technological changes;


   o changes in consumer spending and savings habits;


   o the impact of Sovereign Bancorp's pending and completed acquisitions, including Sovereign Bancorp's success in fully realizing or realizing within the expected time frame expected cost savings and/or revenue enhancements from such pending or completed acquisitions;


   o unanticipated regulatory or judicial proceedings;


   o unanticipated results of Sovereign Bancorp's efforts to be Year 2000 compliant; and


   o our success at managing the risks involved in the foregoing.


If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, then Sovereign Bancorp's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.


     The Registrants caution that the foregoing list of important factors is not exclusive, and neither such list nor any such forward-looking statement takes into account the impact that any future acquisition may have on us and any such forward-looking statement. The Registrants do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Registrants.


                                USE OF PROCEEDS


     Except as otherwise described in any prospectus supplement, Sovereign Bancorp will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions and providing advances to or investments in Sovereign Bank. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, Sovereign Bancorp expects to invest the net proceeds in short-term, interest-bearing securities.


                    OUR RATIO OF EARNINGS TO FIXED CHARGES


     We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.

                                                 Six Months
                                                                                   Year Ended December 31,
                                                   Ended        --------------------------------------------------------------
                                               June 30, 1999       1998         1997         1996         1995         1994
                                              ---------------   ----------   ----------   ----------   ----------   ----------
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits .........        1.57x           1.48x        1.44x        1.49x        1.89x        2.16x
   Including interest on deposits .........        1.31x           1.24x        1.22x        1.22x        1.29x        1.40x
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends(1)
   Excluding interest on deposits .........        1.57x           1.47x        1.41x        1.44x        1.81x        2.16x
   Including interest on deposits .........        1.31x           1.24x        1.21x        1.20x        1.27x        1.40x


------------
(1) On May 15, 1998, we redeemed all outstanding shares of our 61/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                          DESCRIPTION OF COMMON STOCK

     Sovereign Bancorp may issue, either separately or together with other securities, shares of common stock. Under its articles of incorporation, Sovereign Bancorp is authorized to issue up to 400,000,000 shares of common stock. Upon receipt by Sovereign Bancorp of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.


                        DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of Sovereign Bancorp's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Sovereign Bancorp which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Sovereign Bancorp's articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock, for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.


General

     Under Sovereign Bancorp's articles of incorporation, the board of directors of Sovereign Bancorp is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

     o the number of shares to be included in the series;


     o the designation, powers, preferences and rights of the shares of the series; and


     o the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.


     Prior to the issuance of any series of preferred stock, the board of directors of Sovereign Bancorp will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation. The term "board of directors of Sovereign Bancorp" includes any duly authorized committee.


     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Sovereign Bancorp and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Sovereign Bancorp may have the effect of rendering more difficult or discouraging an acquisition of Sovereign Bancorp deemed undesirable by the board of directors of Sovereign Bancorp.


     The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more stock of Sovereign Bancorp.


     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank


     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.


Dividends


     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Sovereign Bancorp out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Sovereign Bancorp or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.


     Sovereign Bancorp may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:


   o all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or


   o the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.


     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.


     Similarly, Sovereign Bancorp may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Sovereign Bancorp ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:


     o all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or


     o the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.


Conversion and Exchange


     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Sovereign Bancorp's common stock.


Redemption


     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Sovereign Bancorp or the holder thereof, or may be mandatorily redeemed.


     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.


     Unless Sovereign Bancorp defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign Bancorp, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Sovereign Bancorp on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Sovereign Bancorp after they have received their full liquidation preference.


Voting Rights

     The holders of shares of preferred stock will have no voting rights, except:

     o as otherwise stated in the prospectus supplement;

     o as otherwise stated in the statement with respect to shares establishing such series; or

     o as required by applicable law.


                       DESCRIPTION OF DEPOSITARY SHARES


     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Sovereign Bancorp and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.


General


     Sovereign Bancorp may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Sovereign Bancorp will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.


     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Sovereign Bancorp and a bank or trust company selected by Sovereign Bancorp having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.


     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions


     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.


     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Sovereign Bancorp, sell such property and distribute the net proceeds from such sale to such holders.


Redemption of Preferred Stock


     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.


     Whenever Sovereign Bancorp redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.


Voting Deposited Preferred Stock


     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.


     Sovereign Bancorp will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred stock.


Amendment and Termination of the Deposit Agreement


     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Sovereign Bancorp and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:


     o all outstanding depositary shares have been redeemed; or


     o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Sovereign Bancorp.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

     Sovereign Bancorp will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Sovereign Bancorp also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.


Resignation and Removal of Depositary

     The preferred stock depositary may resign at any time by delivering to Sovereign Bancorp notice of its intent to do so, and Sovereign Bancorp may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


Miscellaneous

     The preferred stock depositary will forward all reports and communications from Sovereign Bancorp which are delivered to the preferred stock depositary and which Sovereign Bancorp is required to furnish to the holders of the deposited preferred stock.

     Neither the preferred stock depositary nor Sovereign Bancorp will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Sovereign Bancorp and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Sovereign Bancorp and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                        DESCRIPTION OF DEBT SECURITIES

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Sovereign Bancorp or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.


General

     The debt securities offered by this prospectus will be secured or unsecured obligations of Sovereign Bancorp, and will be either senior debt, subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph, or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this Registration Statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the Securities and Exchange Commission and are incorporated by reference in, or have been filed with, the Registration Statement of which this prospectus forms a part.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the indentures will be Harris Trust and Savings Bank.

     None of the indentures limits the total principal amount of debt securities that may be issued, and the indentures provide that debt securities of any series may be issued up to the total principal amount which may be authorized from time to time by Sovereign Bancorp. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by Sovereign Bancorp or any of its affiliates.

     Because Sovereign Bancorp is a holding company, the claims of creditors of Sovereign Bancorp's subsidiaries, including Sovereign Bank, will have a priority over Sovereign Bancorp's rights as a shareholder of Sovereign Bank, and also over the rights of Sovereign Bancorp's creditors, including the holders of Sovereign Bancorp's debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that Sovereign Bancorp may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers to Sovereign Bancorp by its banking subsidiaries.

     The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that senior, subordinated or junior subordinated debt securities of Sovereign Bancorp may be issued in one or more series with different terms, in each case as authorized from time to time by Sovereign Bancorp. (Section 301)

     The senior securities may be unsecured or secured by assets of Sovereign Bancorp, including the stock of Sovereign Bank owned by Sovereign Bancorp, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other unsecured senior debt of Sovereign. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with other subordinated debt or junior subordinated debt, respectively, of

Sovereign Bancorp and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of the senior debt (which in the case of the junior subordinated debt will also include subordinated debt) of Sovereign Bancorp as described below under "Subordination."

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

   o the designation and any limit on the total principal amount of such debt securities;

   o the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

   o the date or dates on which such debt securities will mature or method by which such dates can be determined;

   o the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

   o the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

   o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

   o the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which Sovereign Bancorp may defer interest payments;

   o the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

   o any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any other capital securities (see "Description of Capital Securities") of Sovereign Bancorp and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

   o any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a fund (the "securities fund") pursuant to which the proceeds of sales of capital securities may be designated on the books of Sovereign Bancorp for the payment of any of the principal of such debt securities;

   o whether such debt securities are to be issuable as bearer securities and/or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

   o whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

   o if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

   o if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

   o any additional restrictive covenants included for the benefit of holders of such debt securities;

   o any additional events of default provided with respect to such debt securities;

   o information with respect to book-entry procedures, if any;

   o whether the debt securities will be repayable at the option of the holder in the event of a change in control of Sovereign Bancorp;

   o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

   o the terms of any securities being offered together with or separately from the debt securities;

   o if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

   o any guarantees issued with respect to such debt securities; and

   o any security interests or other liens granted to secure such debt securities.

     Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Act to accommodate the trading of such debt security.


Form, Exchange, Registration and Transfer

     Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

     Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

     Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent designated by Sovereign Bancorp for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by Sovereign Bancorp with respect to any series of debt securities, Sovereign Bancorp may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, Sovereign Bancorp will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, Sovereign Bancorp must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. Sovereign Bancorp may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     Sovereign Bancorp shall not be required:

   o to issue, register the transfer of or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of fifteen days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;


   o to register the transfer of or exchange any registered security so selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

   o to exchange any bearer security so selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

     Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to bearer securities will be set forth in the applicable prospectus supplement.


Temporary Global Securities

     If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Corporation of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.


Permanent Global Securities

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.


Payments and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement:

   o payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Sovereign Bancorp may appoint from time to time;

   o such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

   o payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

     No payment with respect to any bearer security will be made at any office or paying agency maintained by Sovereign Bancorp in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency of, and designated by, Sovereign Bancorp located in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as Sovereign Bancorp may appoint from time to time, except that, at the option of Sovereign Bancorp, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

     The paying agents outside the United States initially appointed by Sovereign Bancorp for a series of debt securities will be named in the applicable prospectus supplement. Sovereign Bancorp may terminate the appointment of any of the paying agents from time to time, except that Sovereign Bancorp will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Sovereign Bancorp will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

     All moneys paid by Sovereign Bancorp to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of Sovereign Bancorp, be repaid to Sovereign Bancorp, and the holder of such debt security or any coupon will thereafter look only to Sovereign Bancorp for payment. (Section 1003)


Covenants Contained in Indentures

     The indentures provide that Sovereign Bancorp will not:

   o sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless Sovereign Bancorp retains direct ownership of at least 80% of the voting stock;

   o permit Sovereign Bank to merge or consolidate unless Sovereign Bancorp directly owns at least 80% of the voting stock of the surviving entity; or


   o convey or transfer its properties and assets substantially as an entirety to any other entity unless Sovereign Bancorp directly owns at least 80% of the voting stock of the entity. (Section 1005)

     With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

     The senior indenture provides that Sovereign Bancorp will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture and junior subordinated indenture do not contain a similar covenant.

     Sovereign Bancorp is not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision which would require Sovereign Bancorp to repurchase, redeem or otherwise modify the terms of any of its debt securities upon a change in control or other events involving Sovereign Bancorp which may adversely affect the creditworthiness of the debt securities.

     The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.


Modification and Waiver

     Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 662/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

     No such modification or amendment may, without the consent of the holder of each security so affected:

   o change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

   o reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security the amount of principal payable upon the acceleration of its maturity;

   o change the place of payment or the currency in which principal or interest is payable, if any;

   o impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

   o reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;


   o reduce the requirements contained in the applicable indenture for quorum or voting;

   o in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

   o modify any of the above provisions. (Section 902)

     Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon the request of Sovereign Bancorp or the holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

     Except as limited by the preceding paragraph:

   o any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

   o any resolution with respect to any consent or waiver which may be given only by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 662/3% in principal amount of such outstanding debt securities of that series; and

   o any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

     If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 662/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 662/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section
1604)


Events of Default

     Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

   o default in payment of principal of or premium, if any, on any senior security of such series when due;

   o default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

   o default in the deposit of any sinking fund payment on any senior security of such series when due;

   o default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

   o certain events of bankruptcy, insolvency or reorganization of Sovereign Bancorp or Sovereign Bank. (Section 501 of the senior indenture)


     Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of bankruptcy of Sovereign Bancorp. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)


     Sovereign Bancorp is required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)


     Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section 508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)


     Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons, or in the payment of any sinking fund installment with respect to debt securities of such series, or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)


Defeasance


     Sovereign Bancorp may terminate certain of its obligations under each indenture with respect to the debt securities of any series, including its obligations to comply with the covenants described under the heading

"Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon Sovereign Bancorp's delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve Sovereign Bancorp of its obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section 401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.


Senior Debt

     Except as may be described in an applicable prospectus supplement, senior debt is any obligation of Sovereign Bancorp to its creditors, now outstanding or subsequently incurred, other than:

   o any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

   o obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (section 101 of the junior subordinated indenture)); and

   o obligations evidenced by debt securities issued under the junior subordinated indenture.


Subordination

     The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all senior debt (as such term is defined above) of Sovereign Bancorp. In the event that Sovereign Bancorp shall default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated securities, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.


     In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Sovereign Bancorp, its creditors or its property, any proceeding for the liquidation, dissolution or other winding up of Sovereign Bancorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by Sovereign Bancorp for the benefit of creditors, or any other marshaling of the assets of Sovereign Bancorp, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

     In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any obligations of Sovereign Bancorp ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from the remaining assets of Sovereign Bancorp the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of Sovereign Bancorp ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than securities of Sovereign Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of the insolvency of Sovereign Bancorp, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of Sovereign Bancorp. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

     The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)


Conversion of Convertible Debt Securities

     The holders of debt securities of a specified series that are convertible into common stock or preferred stock of Sovereign Bancorp ("convertible debt securities") will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) Sovereign Bancorp is not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

     Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

     o the issuance of Sovereign Bancorp's capital stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

     In the event that Sovereign Bancorp shall distribute any rights or warrants to acquire capital stock ("capital stock rights") pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. Sovereign Bancorp may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Sovereign Bancorp reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as Sovereign Bancorp in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Sovereign Bancorp to its stockholders shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp, or a sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

     In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.


Exchange for Capital Securities

     To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.


Information Concerning the Trustees

     The trustee serves as trustee under indentures for other debt of Sovereign Bancorp and as rights agent under Sovereign Bancorp's rights agreement, described in "Description of Capital Securities -- Shareholder Rights Plan," below.

     The trustee may, from time to time make loans to Sovereign Bancorp and perform other services for Sovereign Bancorp in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

     Sovereign Bancorp may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Sovereign Bancorp and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as an agent of Sovereign Bancorp in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.


General


     If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:


     o the offering price;


     o the currencies in which the price for such warrants may be payable;


     o the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of such warrants;


     o the designation and terms of any series of debt securities or preferred stock with which the warrants are being offered and the number of warrants being offered with each such share of common stock or preferred stock, or debt security;


     o if applicable, the date on and after which such warrants and the related common stock or series of debt securities or preferred stock will be transferable separately;


     o the principal amount and series of debt securities purchasable upon exercise of each such warrant and the price at which and currencies in which such principal amount of debt securities of such series may be purchased upon such exercise;


     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;


     o whether the warrants will be issued in registered or bearer form;


     o if applicable, a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations; and


     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:


     o the offering price;


     o the aggregate number of shares purchasable upon exercise of such warrants and, in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     o if applicable, the designation and terms of the series of common stock, debt securities or preferred stock with which such warrants are being offered and the number of such warrants being offered with each share of common stock or preferred stock or debt security;

     o if applicable, the date on and after which such warrants and the related common stock or preferred stock or series of debt securities will be transferable separately;

     o the number of shares of common stock or preferred stock purchasable upon exercise of each such warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o United States federal income tax consequences; and

     o any other terms of such warrants. Warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.


Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by Sovereign Bancorp), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Sovereign Bancorp will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.


Amendments and Supplements to Warrant Agreements

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.


Common Stock Warrant Adjustments

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

     o the issuance of common stock as a dividend or distribution on the common stock;

     o subdivisions and combinations of the common stock;

     o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price ("Capital Stock Rights");

     o the distribution to all holders of common stock of evidences of indebtedness or assets of Sovereign Bancorp (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

     Sovereign Bancorp may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

   o before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with Capital Stock Rights; and

   o after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

     Common stock owned by or held for the account of Sovereign Bancorp or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving Sovereign Bancorp or sale or conveyance to another corporation of the property and assets of Sovereign Bancorp as an entirety or substantially as an entirety, in each case as a result of which holders of Sovereign Bancorp's common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Sovereign Bancorp may issue stock purchase contracts, including contracts obligating holders to purchase from Sovereign Bancorp, and Sovereign Bancorp to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. Sovereign Bancorp may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of Sovereign Bancorp common stock, preferred stock or fractions thereof or a debt security or a debt obligation of Sovereign Bancorp or a third party, including a U.S. Treasury security. Sovereign Bancorp's common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require Sovereign Bancorp to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.


                       DESCRIPTION OF CAPITAL SECURITIES

     The authorized capital stock of Sovereign Bancorp consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of August 31, 1999, there were 180,864,626 shares of Sovereign Bancorp common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign Bancorp authorized, issued or outstanding. Sovereign Bancorp has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign Bancorp's stock option plans or in connection with pending acquisitions by Sovereign Bancorp.


Common Stock

     The holders of Sovereign Bancorp common stock share ratably in dividends when and if declared by the Sovereign Bancorp Board of Directors from legally available funds. Declaration and payment of cash dividends by Sovereign Bancorp depends upon dividend payments by Sovereign Bank, which are Sovereign Bancorp's primary source of revenue and cash flow. Sovereign Bancorp is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign Bancorp, and consequently the right of creditors and shareholders of Sovereign Bancorp, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign Bancorp in its capacity as a creditor may be recognized.

     Prior to the issuance of any Sovereign Bancorp preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Bancorp common stock will possess exclusive voting rights in Sovereign Bancorp. Each holder of shares of Sovereign Bancorp common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign Bancorp shareholders cannot cumulate votes in the election of directors.

     The holders of Sovereign Bancorp common stock have no preemptive rights to acquire any additional shares of Sovereign Bancorp. In addition, Sovereign Bancorp common stock is not subject to redemption.


     Sovereign Bancorp's articles of incorporation authorize the Sovereign Bancorp Board of Directors to issue authorized shares of Sovereign Bancorp common stock without shareholder approval. Sovereign Bancorp common stock is included for quotation on the Nasdaq National Market. As a result, in order to maintain such inclusion, approval of Sovereign Bancorp's shareholders is required for the issuance of additional shares of Sovereign Bancorp common stock or securities convertible into Sovereign Bancorp common stock if the issuance of such securities:


     o relates to acquisition of a company and the securities to be issued will have 20% or more of the voting power outstanding before the issuance;

     o relates to acquisition of a company in which a director, officer or substantial shareholder of Sovereign Bancorp has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

     o relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Bancorp common stock or 20% or more of the voting power outstanding before issuance; or

     o would result in a change in control of Sovereign Bancorp.

     Under Nasdaq National Market rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign Bancorp or employees of Sovereign Bancorp participate.

     In the event of liquidation, dissolution or winding-up of Sovereign Bancorp, whether voluntary or involuntary, holders of Sovereign Bancorp common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Bancorp preferred stock.


Preferred Stock

     Sovereign Bancorp's Board of Directors is authorized to approve the issuance of Sovereign Bancorp preferred stock, without any required approval of shareholders. Sovereign Bancorp's Board determines the rights, qualifications, restrictions, and limitations on each series of Sovereign Bancorp preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign Bancorp common stock. Shares of Sovereign Bancorp preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over Sovereign Bancorp common stock, and may be convertible into Sovereign Bancorp common stock.


Shareholder Rights Plan

     Sovereign Bancorp maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Sovereign Bancorp at an inadequate price. Under the shareholder rights plan, each outstanding share of Sovereign Bancorp common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if Sovereign Bancorp's board of directors declares a person or group who has become a beneficial owner of at least 4.9% of Sovereign Bancorp common stock or total voting power an "adverse person," as defined in the rights plan.

     After the rights become exercisable the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either Sovereign Bancorp common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign Bancorp can generally redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, the Sovereign Bancorp board of directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

     Sovereign Bancorp's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign Bancorp stock, a proxy contest for control of Sovereign Bancorp, the assumption of control of Sovereign Bancorp by a holder of a large block of Sovereign Bancorp stock and the removal of Sovereign Bancorp's management. These provisions:


   o empower the Sovereign Bancorp board of directors, without shareholder approval, to issue Sovereign Bancorp preferred stock the terms of which, including voting power, are set by the Sovereign Bancorp board of directors;

   o divide the Sovereign Bancorp board of directors into three classes serving staggered three-year terms;

   o restrict the ability of shareholders to remove directors;

   o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign Bancorp's voting power, if the transaction is not approved, in advance, by the Sovereign Bancorp board of directors;

   o prohibit shareholders' actions without a meeting;

   o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign Bancorp's articles of incorporation;

   o require any person who acquires stock of Sovereign Bancorp with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign Bancorp voting stock at the highest price paid by such person for shares of Sovereign Bancorp voting stock during the preceding year;

   o eliminate cumulative voting in elections of directors;

   o require an affirmative vote of at least two-thirds of Sovereign Bancorp's total voting power in order for shareholders to repeal or amend Sovereign Bancorp's bylaws;

   o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

   o provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 662/3% or more of Sovereign Bancorp's outstanding voting stock cannot constitute a majority of the members of Sovereign Bancorp's board of directors.


     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign Bancorp which may have the effect of impeding a change in control of Sovereign Bancorp. These provisions, among other things:


   o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

   o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.


     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to Sovereign Bancorp at the present time, this legislation generally:


   o expands the factors and groups (including shareholders) which the Sovereign Bancorp board of directors can consider in determining whether a certain action is in the best interests of the corporation;

   o provides that the Sovereign Bancorp board of directors need not consider the interests of any particular group as dominant or controlling;

   o provides that Sovereign Bancorp's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

   o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

   o provides that the fiduciary duty of Sovereign Bancorp's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

   o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

   o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

   o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Bancorp board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign Bancorp opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 331/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign Bancorp's optout from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign Bancorp, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign Bancorp can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign Bancorp, by means of an amendment to Sovereign Bancorp's bylaws, which could be adopted by the Board of Directors, without shareholder approval.

        DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES


Trust Preferred Securities

     The Declaration pursuant to which each Trust is organized will be replaced by an Amended and Restated Declaration of Trust (the "Amended Declaration") which will authorize the trustees (the "Trustees") of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities (together, the "Trust Securities"). The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to Sovereign Bancorp.

     The trust preferred securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

   o the distinctive designation of trust preferred securities;

   o the number of trust preferred securities issued by such Trust;

   o the annual dividend rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such dividends shall be payable;

   o whether dividends on trust preferred securities issued by such Trust shall be cumulative, and, in the case of trust preferred securities having such cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on trust preferred securities issued by such Trust shall be cumulative;

   o the amount or amounts which shall be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

   o the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of capital stock of Sovereign Bancorp, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

   o the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust;

   o the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

   o the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the Declaration of such Trust; and

   o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the Declaration of such Trust or with applicable law.

     Pursuant to each Declaration, the Property Trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of dividends out of money held by the Trusts, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by Sovereign Bancorp to the extent described under "-- Trust Guarantees."

     Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each Amended Declaration will authorize the Regular Trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including dividends, conversion, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the applicable Declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the Trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by Sovereign Bancorp.

     The Property Trustee and its affiliates may provide customary commercial banking services to Sovereign Bancorp and certain of its subsidiaries and may participate in various financing agreements of Sovereign Bancorp in the ordinary course of their business.


Trust Guarantees

     Set forth below is a summary of information concerning the trust guarantees which will be executed and delivered by Sovereign Bancorp, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part.

     General. Sovereign Bancorp will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the Trust Guarantee Payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following payments with respect to any series of trust preferred securities to the extent not paid by the applicable Trust (the "Trust Guarantee Payments") will be subject to the trust guarantees (without duplication):

   o any accrued and unpaid dividends which are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

   o the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

   o upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the trust preferred securities of such series to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

     Sovereign Bancorp's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by Sovereign Bancorp to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

     Covenants of Sovereign Bancorp. In each trust guarantee, except as may be provided in an applicable prospectus supplement, Sovereign Bancorp will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the Declaration of such Trust, then:

   o Sovereign Bancorp shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its common stock other than:


   o purchases or acquisitions of shares of common stock in connection with the satisfaction by Sovereign Bancorp of its obligations under any employee benefit plan;


   o as a result of a reclassification of Sovereign Bancorp common stock or the exchange or conversion of one class or series of Sovereign Bancorp's common stock for another class or series of Sovereign Bancorp's common stock;


   o the purchase of fractional interests in shares of Sovereign Bancorp's common stock pursuant to the conversion or exchange provisions of such common stock of Sovereign Bancorp or the security being converted or exchanged; or


   o purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to Sovereign Bancorp's dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and


   o Sovereign Bancorp shall not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), other than at stated maturity issued by Sovereign Bancorp which rank on a parity with or junior to such debt securities.


     Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sovereign Bancorp and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.


     Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:


   o upon full payment of the Redemption Price of all trust preferred securities of such Trust;


   o upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or


   o upon full payment of the amounts payable in accordance with the Declaration upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.


     The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.


     Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute an unsecured obligation of Sovereign Bancorp and will rank:


   o subordinate and junior in right of payment to all other liabilities of Sovereign Bancorp;


   o on a parity with the most senior preferred or preference stock, if any, hereafter issued by Sovereign Bancorp and with any guarantee hereafter entered into by Sovereign Bancorp in respect of any preferred or preference stock or interests of any affiliate of Sovereign Bancorp; and


     o senior to Sovereign Bancorp's common stock.

     Each Declaration will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

     Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the Property Trustee to be held for the benefit of any series of trust preferred securities. The Property Trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the Property Trustee. If the Property Trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against Sovereign to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the Trust Guarantee Payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

     Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.


                          CERTAIN TAX CONSIDERATIONS

     The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.


                             PLAN OF DISTRIBUTION

     Sovereign Bancorp or the Trusts may offer the offered securities in one or more of the following ways from time to time:

     o to or through underwriters or dealers;

     o by itself directly;

     o through agents; or

     o through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     o the name or names of any underwriters, dealers or agents;

     o the purchase price of the offered securities and the proceeds to Sovereign Bancorp or the Trusts from such sale;

     o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     o the initial public offering price;

     o any discounts or concessions to be allowed or reallowed or paid to dealers; and

     o any securities exchanges on which such offered securities may be listed.


     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

   o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

   o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

   o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected through the Nasdaq National Market system, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Sovereign Bancorp or the Trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Sovereign Bancorp or the Trusts to one or more institutional purchasers, or through agents designated by Sovereign Bancorp or the Trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Sovereign Bancorp to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Sovereign Bancorp or the Trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Sovereign Bancorp or the Trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled, under agreements with Sovereign Bancorp, to indemnification by Sovereign Bancorp relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Sovereign Bancorp and affiliates of Sovereign Bancorp in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                             ERISA CONSIDERATIONS

     Sovereign Bancorp has a subsidiary, Manchester Trust Bank, that provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, Sovereign Bancorp and any direct or indirect subsidiary of Sovereign Bancorp may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which Sovereign Bancorp or any direct or indirect subsidiary of Sovereign Bancorp is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.


                                 LEGAL MATTERS

     Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as legal counsel to Sovereign Bancorp and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 300,000 shares of Sovereign Bancorp common stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.


                                    EXPERTS

     The consolidated financial statements of Sovereign Bancorp, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the reports of KPMG LLP with respect to ML Bancorp, Inc., First State Financial Services, Inc. and Bankers Corp., Arthur Andersen LLP with respect to First Home Bancorp Inc. and PriceWaterhouseCoopers LLP with respect to Carnegie Bancorp, Inc., independent auditors. The consolidated financial statements referred to above are in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.


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

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                                20,000,000 Shares


[GRAPHIC OMITTED]
                                 Common Stock

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                   P R O S P E C T U S  S U P P L E M E N T

                                February 5, 2001


                (Including Prospectus Dated September 30, 1999)

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                              Salomon Smith Barney
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